Exhibit 4.6


                           Acknowledgement of purchase
                          of shares of common stock of

                    Cornerstone Ministries Investments, Inc.


CORNERSTONE MINISTRIES INVESTMENTS, INC. (the "Company") acknowledges that _______________________ has purchased and is the owner of _____ shares of the Company's common stock.

         A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares of stock of the Company, and upon the holders thereof as established by the Articles of In Company or by any certificate of determination of preferences, and the number of shares constituting each series or class and the designations thereof, may be obtained by any shareholder of the Company upon request and without charge from the Secretary of the Company at the principal office of the Company.


                                                  Dated: ________________. 2003

                                                  CORNERSTONE MINISTRIES
                                                  INVESTMENTS, INC.



                                            By:_________________________________
Name:
                                            Title

                                     [SEAL]